This Current Report is filed by Norcal Waste Systems, Inc.
            pursuant to certain contractual requirements and not
               pursuant to the Securities Exchange Act of 1934
                   and the rules and regulations thereunder.

              Date of Report (Date of earliest event reported):
                               April 24, 1997

                          NORCAL WASTE SYSTEMS, INC.
           (Exact name of registrant as specified in its charter)

            California                                94-2922974
            (State of          (Commission           (IRS Employer
          Incorporation)       File Number)       Identification No.)

                 Five Thomas Mellon Circle, San Francisco 94134
                (Address of principal executive offices) (Zip Code)

      (Registrant's telephone number, including area code) 415/330-1000

Item 5. Other Events

On April 24, 1997, at approximately 12:01 PST, employees represented by the Sanitary Truck Drivers and Helpers Union Local 350 International Brotherhood of Teamsters ("Local
350") initiated a strike against certain San Francisco operations of Norcal Waste Systems, Inc. (the "Company"). Approximately 500 employees of Sunset Scavenger Company and Golden Gate Disposal & Recycling Company, the Company's subsidiaries involved in residential and commercial collection in San Francisco, are involved in the strike. In addition, approximately 225 employees of other subsidiaries involved in the Company's San Francisco operations are honoring the strike, including members of Operating Engineers Local Union #3 of the International Union of Operating Engineers, AFL-CIO, as well as other members of Local 350. The strike effectively disrupts collection and disposal of commercial and residential waste in the City of San Francisco.

Collective bargaining agreements relating to approximately
700 employees involved in the San Francisco operations expired in December 1996. On April 24, 1997, the Mayor of San
Francisco brought in a private mediator to mediate the dispute.

The strike could have a material adverse effect on the Company if the Company's collection and disposal operations are not substantially resumed in San Francisco in the near term.

                                SIGNATURES


                                           NORCAL WASTE SYSTEMS, INC.
                                                 (Company)


                                           /s/ Mark R. Lomele
                                          -------------------------------
                                                 Mark R. Lomele
                                                 Senior Vice President and
                                                 Chief Financial Officer


Dated as of: April 24, 1997